Exhibit 99.1

Contact:	Mary Ann Jackson
Investor Relations
952-487-7538
mjackson@apog.com

For Immediate Release

Wednesday, April 7, 2010

APOGEE REPORTS FISCAL 2010 QUARTERLY, FULL-YEAR RESULTS;

DELIVERS SOLID PERFORMANCE IN DIFFICULT MARKETS

MINNEAPOLIS, MN (April 7, 2010) – Apogee Enterprises, Inc. (Nasdaq:APOG) today announced fiscal 2010 fourth quarter and full-year results. Apogee provides distinctive value-added glass solutions for the architectural and picture framing industries.

FY10 FULL YEAR VS. PRIOR-YEAR PERIOD

•	Revenues of $696.7 million were down 25 percent.

•	Operating income was $45.4 million, down 41 percent.

•	Operating margin was 6.5 percent, compared to 8.4 percent.

•	Earnings from continuing operations were $1.13 per share, versus $1.82 per share.

•	Architectural segment revenues declined 27 percent, while operating income decreased 51 percent.

•	Large-scale optical segment revenues decreased 1 percent, and operating income was flat.

•	Net earnings, including discontinued operations, were $1.15 per share, compared to $1.81 per share.

•	Cash and short-term investments totaled $102.6 million, compared to $83.1 million at the end of the third quarter, and $27.1 million at the end of fiscal 2009.

FY10 FOURTH QUARTER VS. PRIOR-YEAR PERIOD

•	Revenues of $148.6 million were down 26 percent.

•	Operating loss of $0.2 million, compared to earnings of $17.4 million.

•	Earnings from continuing operations were $0.01 per share, versus $0.40 per share.

•	Architectural segment revenues declined 30 percent, with an operating loss of $3.6 million.

•	Backlog ended at $227.5 million, compared to $246.4 million at the end of the third quarter and $316.2 million in the prior-year period.

•	Large-scale optical segment revenues increased 13 percent, and operating income declined 2 percent.

Commentary

“Although we experienced difficult market conditions during fiscal 2010, Apogee achieved solid operating performance and our third highest earnings ever, as we worked off backlog booked in stronger markets and focused on improving productivity and aggressively managing costs,” said Russell Huffer, Apogee chairman and chief executive officer. “During the year, we also generated $97 million of cash flow from operating activities, further strengthening our balance sheet.

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Apogee Enterprises, Inc.    •    7900 Xerxes Avenue South    •    Minneapolis, MN 55431    •    (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

“Architectural segment revenues were down comparable to our markets served, which have been impacted by tight commercial real estate credit and depressed employment levels,” he said. “Earnings declined due to low architectural segment capacity utilization, declining pricing and the decreasing mix of work bid in stronger commercial construction markets as the year progressed.

“Our picture framing business maintained revenues and operating income in weak retail market conditions as new and ongoing value-added product customers continued to convert to our best framing products during fiscal 2010,” said Huffer. “The business is also benefitting operationally as it leverages the significant investments made over the last two years.

“Turning to the fourth quarter, we generated cash from operations and again reduced costs as the architectural segment fully felt the impact of the commercial construction downturn, with further volume and pricing declines resulting in a quarterly loss for the segment,” he said, adding that segment capacity utilization was at its lowest level in this decade.

“As we have been stating, fiscal 2011 will be very challenging for our architectural businesses,” Huffer said. “We are well positioned financially; have leading products, services and brands; and remain focused on operational and strategic initiatives to strengthen our business for the rebound in our markets.”

FY10 FOURTH-QUARTER SEGMENT AND OPERATING RESULTS VS. PRIOR-YEAR PERIOD

Architectural Products and Services

•	Revenues of $130.5 million were down 30 percent.

•	Revenues declined due to the challenging domestic commercial construction market conditions, especially for large projects which are important to the architectural glass business.

•	Operating loss was $3.6 million, compared to income of $15.0 million.

•	Lower revenues and pricing, along with low capacity utilization – notably in our architectural glass business – more than offset productivity improvements and cost reductions.

•	Backlog was $227.5 million, down from $246.4 million in the third quarter and $316.2 million in the prior-year period.

•	Bidding activity remains steady although average project values have declined, and bid-to-award timing continues to be slow.

•

The institutional sector backlog, which increased slightly in dollars from the third quarter, grew to more than two-thirds of the backlog, with the success in winning federal government, education and health care projects; office projects are about a quarter of the backlog; and condo and hotel/entertainment the remaining portion of future projects.

•	Approximately $183 million, or 81 percent, of the backlog is expected to be delivered in fiscal 2011, and approximately $44 million, or 19 percent, in fiscal 2012.

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Apogee Enterprises, Inc.    •    7900 Xerxes Avenue South    •    Minneapolis, MN 55431    •    (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

Large-Scale Optical Technologies

•	Revenues of $18.1 million increased 13 percent.

•	Volume and mix of best-value added picture framing products increased, compared to a weak prior-year quarter.

•	Operating income was $3.6 million, down 2 percent.

•	Operating margin was 19.9 percent, compared to 22.8 percent.

•	Improvements in product mix and productivity were more than offset by a write-off of production equipment.

Financial Condition

•	Long-term debt was $8.4 million, equal to the fiscal 2009 year-end level.

•	The remaining debt of $8.4 million is in low-interest industrial revenue bonds.

•	Non-cash working capital (current assets, excluding cash and short-term investments, less current liabilities) was $15.1 million, compared to $44.3 million at the end of fiscal 2009.

•	Capital expenditures for fiscal 2010 were $9.8 million, down 82 percent from the prior year. Key strategic investments to support future growth were completed last year.

•	Depreciation and amortization for fiscal 2010 were $29.6 million, up 1 percent from the prior year.

OUTLOOK

“We expect that our architectural segment will be increasingly challenged through much of fiscal 2011,” Huffer said. “Apogee is a late cycle commercial construction company and our markets are showing signs of a longer downturn than originally anticipated. In addition, we’ve worked off the majority of projects booked in stronger markets.

“Given the limited visibility for our architectural markets as we enter fiscal 2011, we are estimating companywide revenues for the year will be down 10 to 15 percent, and we believe we have the potential for positive earnings per share,” he said. “We anticipate that earnings from our large-scale optical segment will offset losses in our architectural segment, where we expect the second half will be stronger than the first half.

“Our revenue outlook is somewhat better than the forecasts for our markets,” Huffer explained. “Adjusting the McGraw-Hill forecast for our lag to the market as well as the sectors we serve, our markets are expected to be down 15-20 percent for fiscal 2011.

“We have been adding work to our backlog, although at more competitive prices and margins, as we capture energy-efficient work in the institutional sector and installation projects in new geographies while successfully penetrating underserved smaller project and international markets for architectural glass,” he said. “Although the needed improvement in employment and credit markets has not yet occurred, we believe we are beginning to see early signs of positive movement in our business.

“We have focused on making our business as competitive as possible in difficult market conditions. We have aggressively reduced costs by more than $57 million on an annualized basis over the last year and a half, and are working continuously on productivity improvements,” Huffer said. “At the same time, we are maintaining capacity and people to respond to potential growth in fiscal 2012, and continue to focus on longer-term strategies to expand our energy-efficient architectural glass offerings both domestically and internationally. Architectural glass strategic investments could expand our capital needs as soon as fiscal 2011 and reduce cash flow this year.

“We have the financial strength to weather the expected ongoing weak market conditions and continue to focus on our growth strategy for the recovery,” he said. “Our architectural businesses have strong brands and operations that are well positioned to serve the aesthetic, energy-efficient, hurricane- and blast-resistant glass requirements for commercial buildings, while our picture framing business continues to successfully convert customers to its industry-leading framing products.”

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Apogee Enterprises, Inc.    •    7900 Xerxes Avenue South    •    Minneapolis, MN 55431    •    (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

The discussion above contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements reflect Apogee management’s expectations or beliefs as of the date of this release. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. All forward-looking statements are qualified by factors that may affect the operating results of the company, including the following: operational risks within (A) the architectural segment: i) competitive, price-sensitive and changing market conditions, including unforeseen project delays and cancellations; ii) economic conditions, material cost increases and the cyclical nature of the North American commercial construction industry; iii) product performance, reliability, execution or quality problems that could delay payments, increase costs, impact orders or lead to litigation; and iv) the segment’s ability to fully and efficiently utilize production capacity; and (B) the large-scale optical segment: i) markets that are impacted by consumer confidence and trends; ii) dependence on a relatively small number of customers; iii) changing market conditions, including unfavorable shift in product mix; and iv) ability to fully and efficiently utilize production capacity. Additional factors include: i) revenue and operating results that are volatile; ii) financial market disruption which could impact company, customer and supplier credit availability; iii) self-insurance risk related to a material product liability event and to health insurance programs; iv) management of discontinued operations exiting activities; v) cost of compliance with governmental regulations relating to hazardous substances; and vi) foreign currency risk related to certain discontinued operations. The company cautions investors that actual future results could differ materially from those described in the forward-looking statements, and that other factors may in the future prove to be important in affecting the company’s results of operations. New factors emerge from time to time and it is not possible for management to predict all such factors, nor can it assess the impact of each such factor on the business or the extent to which any factor, or a combination of factors, may cause actual results to differ materially from those contained in any forward-looking statements. For a more detailed explanation of the foregoing and other risks and uncertainties, see Item 1A of the company’s Annual Report on Form 10-K for the fiscal year ended February 28, 2009.

TELECONFERENCE AND SIMULTANEOUS WEBCAST

Apogee will host a teleconference and webcast at 10 a.m. Central Time tomorrow, April 8. To participate in the teleconference, call 1-800-510-9661 toll free or 617-614-3452 international, access code 67037350. The replay will be available from noon Central Time on April 8 through midnight Central Time on Thursday, April 15, by calling 1-888-286-8010 toll free, access code 43550229. To listen to the live conference call over the internet, go to the Apogee web site at http://www.apog.com and click on “investor relations” and then the webcast link at the top of that page. The webcast also will be archived on the company’s web site.

Apogee Enterprises, Inc., headquartered in Minneapolis, is a leader in technologies involving the design and development of value-added glass products and services. The company is organized in two segments:

•

Architectural products and services companies design, engineer, fabricate, install, maintain and renovate the walls of glass and windows comprising the outside skin of commercial and institutional buildings. Businesses in this segment are: Viracon, the leading fabricator of coated, high-performance architectural glass for global markets; Harmon, Inc., one of the largest U.S. full-service building glass installation, maintenance and renovation companies; Wausau Window and Wall Systems, a manufacturer of custom aluminum window systems and curtainwall; Linetec, a paint and anodizing finisher of window frames and PVC shutters; and Tubelite, a fabricator of aluminum storefront, entrance and curtainwall products.

•	Large-scale optical segment consists of Tru Vue, a value-added glass and acrylic manufacturer for the custom picture framing market and commercial optics.

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Apogee Enterprises, Inc.    •    7900 Xerxes Avenue South    •    Minneapolis, MN 55431    •    (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

(Tables follow)

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Apogee Enterprises, Inc.    •    7900 Xerxes Avenue South    •    Minneapolis, MN 55431    •    (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Income

(Unaudited)

Dollar amounts in thousands, except for per share amounts	Thirteen Weeks Ended February 27, 2010	Thirteen Weeks Ended February 28, 2009	% Change	Fifty-two Weeks Ended February 27, 2010	Fifty-two Weeks Ended February 28, 2009	% Change

Net sales	$148,599	$201,666	-26%	$696,703	$925,502	-25%
Cost of goods sold	121,051	153,542	-21%	534,608	724,754	-26%

Gross profit	27,548	48,124	-43%	162,095	200,748	-19%
Selling, general and administrative expenses	27,727	30,719	-10%	116,665	123,093	-5%

Operating (loss) income	(179)	17,405	N/M	45,430	77,655	-41%
Interest income	240	218	10%	853	1,013	-16%
Interest expense	145	482	-70%	606	1,752	-65%
Other income (expense), net	93	100	-7%	285	(78)	N/M
Equity in income of affiliated companies	—	—	—	—	1,868	-100%

Earnings from continuing operations before income taxes	9	17,241	-100%	45,962	78,706	-42%
Income tax (benefit) expense	(273)	6,293	N/M	14,745	27,511	-46%

Earnings from continuing operations	282	10,948	-97%	31,217	51,195	-39%
Earnings (loss) from discontinued operations	191	24	696%	525	(160)	N/M

Net earnings	$473	$10,972	-96%	$31,742	$51,035	-38%

Earnings per share - basic:
Earnings from continuing operations	$0.01	$0.40	-98%	$1.14	$1.85	-38%
Earnings (loss) from discontinued operations	$0.01	$—	N/M	$0.02	$(0.01)	N/M
Net earnings	$0.02	$0.40	-95%	$1.16	$1.84	-37%

Average common shares outstanding	27,417,434	27,225,076	1%	27,380,949	27,746,109	-1%

Earnings per share - diluted:
Earnings from continuing operations	$0.01	$0.40	-98%	$1.13	$1.82	-38%
Earnings (loss) from discontinued operations	$0.01	$—	N/M	$0.02	$(0.01)	N/M
Net earnings	$0.02	$0.40	-95%	$1.15	$1.81	-36%

Average common and common equivalent shares outstanding	27,892,537	27,606,047	1%	27,716,147	28,180,671	-2%

Cash dividends per common share	$0.0815	$0.0815	0%	$0.3260	$0.3110	5%

Business Segments Information

(Unaudited)

	Thirteen Weeks Ended February 27, 2010	Thirteen Weeks Ended February 28, 2009	% Change	Fifty-two Weeks Ended February 27, 2010	Fifty-two Weeks Ended February 28, 2009	% Change
Sales
Architectural	$130,507	$185,623	-30%	$626,007	$854,034	-27%
Large-Scale Optical	18,092	16,044	13%	70,707	71,476	-1%
Eliminations	—	(1)	N/M	(11)	(8)	-38%

Total	$148,599	$201,666	-26%	$696,703	$925,502	-25%

Operating income (loss)
Architectural	$(3,638)	$14,975	N/M	$31,591	$64,693	-51%
Large-Scale Optical	3,596	3,655	-2%	16,870	16,897	0%
Corporate and other	(137)	(1,225)	89%	(3,031)	(3,935)	23%

Total	$(179)	$17,405	N/M	$45,430	$77,655	-41%

Consolidated Condensed Balance Sheets

(Unaudited)

	February 27, 2010	February 28, 2009
Assets
Current assets	$246,586	$228,688
Net property, plant and equipment	185,519	203,514
Other assets	94,749	95,482

Total assets	$526,854	$527,684

Liabilities and shareholders' equity
Current liabilities	$128,887	$157,292
Long-term debt	8,400	8,400
Other liabilities	45,977	45,368
Shareholders' equity	343,590	316,624

Total liabilities and shareholders' equity	$526,854	$527,684

N/M = Not meaningful

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Apogee Enterprises, Inc.    •    7900 Xerxes Avenue South    •    Minneapolis, MN 55431    •    (952) 835-1874    •    www.apog.com

Apogee Enterprises, Inc.

Apogee Enterprises, Inc. & Subsidiaries

Consolidated Condensed Statement of Cash Flows

(Unaudited)

Dollar amounts in thousands	Fifty-two Weeks Ended February 27, 2010	Fifty-two Weeks Ended February 28, 2009

Net earnings	$31,742	$51,035
Net (earnings) loss from discontinued operations	(525)	160
Depreciation and amortization	29,601	29,307
Stock-based compensation	6,055	2,868
Results from equity investments	—	(1,868)
Other, net	1,463	7,148
Changes in operating assets and liabilities	28,898	27,648

Net cash provided by continuing operating activities	97,234	116,298

Capital expenditures	(9,765)	(55,184)
Proceeds on sale of property	276	261
Proceeds from sale of investment in affiliated company	—	27,111
Intangible additions and business acquisitions	(250)	(60)
Net purchases of short-term investments and marketable securities	(43,506)	(12,367)

Net cash used in investing activities	(53,245)	(40,239)

Payments on long-term debt and revolving credit agreement	—	(49,800)
Stock issued to employees, net of shares withheld	(876)	(2,775)
Repurchase and retirement of common stock	—	(14,646)
Dividends paid	(9,112)	(8,800)
Other, net	156	1,263

Net cash used in financing activities	(9,832)	(74,758)

Cash used in discontinued operations	(222)	(571)

Increase in cash and cash equivalents	33,935	730
Cash and cash equivalents at beginning of year	12,994	12,264

Cash and cash equivalents at end of period	$46,929	$12,994

Apogee Enterprises, Inc.    •    7900 Xerxes Avenue South    •    Minneapolis, MN 55431    •    (952) 835-1874    •    www.apog.com